UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CLOUDFLARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Cloudflare, Inc.

101 Townsend Street

San Francisco, California 94107

SUPPLEMENT DATED JUNE 25, 2026

TO DEFINITIVE PROXY STATEMENT DATED JUNE 9, 2026

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY ON JUNE 30, 2026

The following information supplements the proxy statement of Cloudflare, Inc. (the “Company”) furnished to stockholders of the Company on or about June 9, 2026 (the “Proxy Statement”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the annual meeting of stockholders scheduled to be held at 8:30 a.m. Pacific Time on June 30, 2026 (the “Annual Meeting”) virtually via a live interactive audio webcast on the Internet. This supplement to the Proxy Statement (this “Supplement”) is being filed with the Securities and Exchange Commission on June 25, 2026.

Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies. All page references below are to pages in the Proxy Statement, and capitalized terms used in this Supplement and not otherwise defined have the meaning given to such terms in the Proxy Statement.

Update Regarding Litigation Relating to the Capitalization Changes

We are providing this Supplement solely to update the disclosure beginning on page 63 of the Proxy Statement under the caption “Litigation Relating to the Capitalization Changes.” As previously disclosed, on June 4, 2026, a purported Cloudflare stockholder filed a complaint in the Delaware Court of Chancery against the Company and the members of the Board of Directors, captioned Mumme v. Cloudflare, Inc., et al., C.A. No.2026-0734-JTL (the “Mumme Action”). On June 5, 2026, a purported Cloudflare stockholder filed a complaint in the Delaware Court of Chancery against the members of the Board of Directors, captioned Taylor v. Prince, et al., C.A. No.2026-0739-JTL (the “Taylor Action”).

As of June 24, 2026, five complaints have been filed by purported Cloudflare stockholders, seeking to enjoin the Capitalization Changes and other relief. On June 9, 2026, a purported Cloudflare stockholder filed a complaint in the Delaware Court of Chancery against the Company and the members of the Board of Directors, captioned New England Teamsters v. Cloudflare, Inc., C.A. No. 2026-0763-JTL (the “Teamsters Action”). On June 10, 2026, a purported Cloudflare stockholder filed a complaint in the Delaware Court of Chancery against the Company and members of the Board of Directors, captioned Handelsbanken Fonder AB v. Prince, C.A. No. 2026-0772-JTL (the “Handelsbanken Action”). The Mumme, Taylor, Teamsters, and Handelsbanken Actions have been consolidated into one action (the “Consolidated Action”). On June 19, 2026, a purported Cloudflare stockholder filed a complaint in the Delaware Court of Chancery against the Company, captioned Kaul v. Cloudflare, Inc., C.A. No. 2026-0810-JTL (the “Kaul Action”). We refer to the complaints referenced in this paragraph and the preceding paragraph collectively as the “Complaints.”

The Consolidated Action asserts claims against the Company and Board of Directors for breach of fiduciary duty in connection with the Capitalization Changes. The allegations in the Consolidated Action include that the Capitalization Changes are not entirely fair to the Company’s stockholders because they allegedly allow the Co-Founders to maintain control and retain significant liquidity opportunities, without sufficient consideration in return. The Kaul Action asserts a claim against the Company for breach of the Company’s amended and restated certificate of incorporation. The Kaul Action alleges that the Company is required, under Article X of our amended and restated certificate of incorporation, to seek the affirmative vote of the holders of two-thirds of the Company’s voting power to approve Proposal 4. The Complaints seek, among other relief, to enjoin the Company from consummating the Capitalization Changes and attorneys’ fees and costs.

The Company and the Board of Directors believe the claims in the Complaints are without merit, that the Capitalization Changes comply fully with all applicable laws, and that the description of the votes required to approve Proposal 4 contained in the Proxy Statement is correct. Additional lawsuits arising out of the Capitalization Changes may be filed in the future. No assurances can be made as to the outcome of such lawsuits or the Complaints, or the effect they may have on the Company.

Voting Matters

Stockholders who have already voted do not need to take any action unless they wish to change their votes. Proxy voting cards already returned by stockholders will remain valid and will be voted at the Annual Meeting as directed, unless revoked.

The Company encourages any eligible stockholder that has not yet voted their shares or provided voting instructions to their broker or other record holders to do so promptly. If a stockholder has previously submitted its proxy and does not wish to change its vote, no further action is required. If a stockholder wishes to change its vote, the stockholder must re-submit its vote or contact its broker, bank, or nominee with updated voting instructions.

The Company expects to file the voting results regarding the proposals to be presented at the Annual Meeting on a Form 8-K with the Securities and Exchange Commission within four business days of June 30, 2026.